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                                                                    Exhibit 10.8

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                               SUN COMPANY, INC.

                            EXECUTIVE INCENTIVE PLAN

               (As Amended and Restated Effective March 4, 1998)



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                                   ARTICLE I
                                  Definitions

   As used in this Plan, the following terms shall have the meanings herein specified:

   1.1  Board of Directors - shall mean the Board of Directors of the Company.

   1.2 Business Unit/Team Performance Factor - shall mean the factor (expressed as a percentage) determined for the respective business unit and/or team of which the Participant is a member, pursuant to Section 4.2(b).

   1.3  CEO - shall mean the Chief Executive Officer of the Company.

   1.4 Change in Control - shall mean the occurrence of any of the following events or transactions:

      (a) Continuing Directors cease, within one year of a Control Transaction, to constitute a majority of the Board of Directors of Sun Company, Inc. (or of the Board of Directors of any successor to Sun Company, Inc. or to all or substantially all of its assets), or

      (b) Any entity, person or Group acquires shares of Sun Company, Inc. in a transaction or series of transactions that results in such entity, person or Group directly or indirectly owning beneficially more than twenty percent (20%) of the outstanding voting shares of Sun Company, Inc.

   1.5 CIC Incentive Award - shall mean the incentive award payable in cash following a Change in Control, as such award is described herein at Article VII.

   1.6  CIC Participant - shall mean any Participant who:

      (a) was employed by the Company on the date of the Change in Control;

      (b) was eligible for a prorated award under the provisions of Section 5.2; or

      (c) following a Potential Change in Control, ceased to be an employee of the Company as a result of either a termination of employment by the Company other than for Just Cause or a termination of employment by the Participant for one of the following reasons:

         (1) The assignment to such Participant of any duties inconsistent in a way adverse to such Participant, with such Participant's positions, duties, responsibilities and status with the Company immediately prior to the Change in Control, or a reduction in the duties and responsibilities held by the Participant immediately prior to the Change in Control; a change in the Participant's reporting responsibilities, title or offices as in effect immediately prior to the Change in Control that is adverse to the Participant; or any removal of the Participant from or any failure to re-elect the Participant to any position with the Company that such Participant held immediately prior to the Change in Control except in connection with such Participant's:

            (i) assignment to a new position at a higher combined annual base salary and Guideline Incentive Award; or
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            (ii) termination of employment by the Company for Just Cause; or

         (2) With respect to any Participant who is a member of the Board of Directors immediately prior to the Change in Control, any failure of the shareholders of the Company to elect or reelect, or of the Company to appoint or reappoint, the Participant as a member of the Board of Directors;

         (3) A reduction by the Company in the Participant's annual base salary or Guideline Incentive Award as in effect immediately prior to the Change in Control; the failure by the Company to continue in effect, or the taking of any action by the Company that would adversely affect such Participant's participation in or materially reduce such Participant's benefits under any employee benefit plan or compensation plan in which such Participant was participating immediately prior to the Change in Control; provided, however, that in the aggregate such actions by the Company significantly reduce the Participant's total compensation (i.e., the sum of Participant's annual base salary, Guideline Incentive Award and the aggregate value to the Participant of all employee benefit and compensation plans); or the failure by the Company, without the Participant's consent, to pay to the Participant any portion of the Participant's current compensation, or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company; or

         (4) The Company requires the Participant to be based anywhere other than the Participant's present work location or a location within thirty-five (35) miles from the present location; or the Company requires the Participant to travel on Company business to an extent substantially more burdensome than such Participant's travel obligations during the period of twelve (12) consecutive months immediately preceding the Change in Control; provided, however, that the Participant can demonstrate that such termination or circumstance in subsections (1) through (4) herein leading to termination was at the request of a third party with which the Company had entered into negotiations or an agreement with regard to a Change in Control or otherwise occurred in connection with, or in anticipation of, a Change in Control, and also provided that in either such case, such Change in Control actually occurs within one (1) year following the date of termination.

   1.7 CIC Short Period - shall mean the portion of the Plan Year from January 1 to the date of the occurrence of a Change in Control.

   1.8 Common Stock Unit - shall mean a right to receive a share of Sun Stock subject to risk of forfeiture as provided under the LTPEP or any successor plan.

   1.9 Company - shall mean Sun Company, Inc., a Pennsylvania corporation. The term "Company" shall include any successor to Sun Company, Inc., any subsidiary or affiliate which has adopted the Plan, or a corporation succeeding to the business of Sun Company, Inc., or any subsidiary or affiliate, by merger, consolidation or liquidation or purchase of assets or stock or similar transaction.

   1.10 Company Performance Factor - shall mean the factor (expressed as a percentage) which the Compensation Committee determines is indicative of the Company's attainment of certain predetermined annual performance goals, as determined under Section 4.1.
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   1.11  Compensation Committee - shall mean the Compensation Committee of the
Board of Directors.

   1.12 Continuing Director - shall mean a director who was a member of the Board of Directors immediately prior to a Control Transaction which results in a Change in Control.

   1.13 Control Transaction - shall mean any of the following transactions or any combination thereof:

      (a) any tender offer for or acquisition of capital stock of Sun Company, Inc.;

      (b) any merger, consolidation, or sale of all or substantially all of the assets of Sun Company, Inc.; or

      (c) the submission of a nominee or nominees for the position of director of Sun Company, Inc. by a shareholder or a Group of shareholders in a proxy solicitation or otherwise.

   1.14 Executive Resources Employee - shall mean any individual who has been designated by the Company as a member of the Company's Executive Resources group. Generally, such group shall include employees in Grades 14 through 20 and all other employees subject to Section 16 of the Securities and Exchange Act of 1934, as amended.

   1.15 Executive Team - shall mean the senior executives who have significant operating and/or strategic responsibilities for the Company as designated by the CEO.

   1.16 Group - shall mean persons who act in concert as described in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

   1.17 Guideline Incentive Award - shall mean the result of the individual Participant's salary range midpoint multiplied by the guideline percentage, as determined under Article III.

   1.18  Incentive Award - shall mean the award granted to a Participant.

   1.19 Individual Performance Factor - shall mean factor (expressed as a percentage) as determined pursuant to Section 4.3.

   1.20  Just Cause - shall mean:

      (a) a judicial determination that the Participant has committed fraud, misappropriation, or embezzlement against the Company; or

      (b) a non-appealable conviction of, or entry of a plea of nolo contendere for, an act by the Participant constituting a felony which, as determined by the Company in good faith, constitutes a crime involving moral turpitude and has resulted in material harm to the Company, its subsidiaries and affiliates taken as a whole.
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   A termination of employment pursuant to Just Cause shall not be effective unless accompanied by a copy of a resolution duly adopted by the affirmative vote of not less a majority of the Continuing Directors at a meeting of the Board of Directors which was called and held for the purpose of considering such termination, or if there are no Continuing Directors, when by at least three quarters (3/4) of the entire Board of Directors (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant's counsel, to be heard before the Board of Directors) finding that, in the good faith opinion of the Board of Directors, the Participant was guilty of conduct set forth in the preceding sentence, and specifying the particulars thereof in detail. In any Board deliberations or votes concerning a determination under this Section 1.20, the Participant shall recuse himself from such deliberations and votes.

   1.21 LTPEP - shall mean the Sun Company, Inc. Long-Term Performance Enhancement Plan, as amended and in effect.

   1.22 Participant - shall mean all persons participating or eligible to participate in the Plan, as determined under Section 2.4.

   1.23 Plan - shall mean the Sun Company, Inc. Executive Incentive Plan as amended and restated effective as of March 4, 1998.

   1.24  Plan Year - shall mean the performance (calendar) year.

   1.25 Potential Change in Control - shall mean the occurrence of any of the following events or transactions:

      (a) any person (other than Sun Company, Inc., or any affiliate or subsidiary thereof) makes a tender offer for capital stock of Sun Company, Inc.;

      (b) any person becomes the beneficial owner, directly or indirectly, of capital stock of Sun Company, Inc. in an amount which requires the filing of
   Schedule 13D or its equivalent form pursuant to the Rules and Regulations under the Securities Exchange Act of 1934 as from time to time amended;

      (c) the submission of a nominee or nominees for the position of director of Sun Company, Inc. by a shareholder or Group of shareholders in a proxy solicitation or otherwise which, in its judgment, the Board of Directors determines by adoption of a resolution within thirty (30) days of such submission, might result in a Change in Control of Sun Company, Inc.;

      (d) any person files a pre-merger notification for the acquisition of capital stock of Sun Company, Inc. pursuant to the Hart-Scott-Rodino Act; or

      (e) the Board of Directors in its judgment determines by adoption of a resolution that a Potential Change in Control of Sun Company, Inc. for purposes of this Plan has occurred.

   1.26 Prior Plan - shall mean the Sun Company, Inc. Executive Incentive Plan as amended and restated effective January 1, 1992.

   1.27  Sun Stock - shall mean the common stock of Sun Company, Inc.
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                                   ARTICLE II
                             Background and Purpose

   2.1 Purpose. The purpose of the Executive Incentive Plan is to promote the achievement of the Company's short-term, targeted business objectives by providing competitive incentive reward opportunities to those employees who can significantly impact the Company's performance. The Plan enhances the Company's ability to attract, develop and motivate individuals as members of a talented management team while aligning their interest with those of the shareholders. The awards made under the Plan will be made on the basis of Company performance. The award may also recognize business unit, team and individual performance. Effective March 4, 1998, the terms of the Plan replace those in effect under the Prior Plan.

   2.2 Effective Date. The amendment and restatement of the Plan is effective March 4, 1998.

   2.3  Administration.    The Compensation Committee shall have full power and
authority to construe, interpret and administer the Plan and to make rules and regulations subject to the provisions of the Plan. All decisions, actions, determinations or interpretations of the Compensation Committee shall be made in its sole discretion and shall be final, conclusive and binding on all parties.

   2.4 Eligibility and Participation. Participation in the Plan is limited to Executive Resource Employees and other employees evaluated in positions with Grades 11, 12 and 13 at any time during the Plan Year.


                                  Article III
                  Determination of Guideline Incentive Awards

   3.1 Guideline Incentive Award - The Guideline Incentive Award is calculated for each Participant by multiplying the individual Participant salary range midpoint by the applicable guideline percentage, as determined below. Actual incentive awards to individual Participants may be greater or lesser than this guideline depending on Company and, as necessary, business unit, team and/or individual Participant performance.

   3.2 Guideline Percentages. Incentive guideline percentages have been established for each eligible position to provide Participants with a competitive incentive reward opportunity.
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   Below are the guideline incentive opportunities as a percentage of salary range midpoints for Plan Years beginning on or after January 1, 1998:

                        Guideline Incentive as a
                        Percentage of
Position                Salary Range Midpoint*
------------            -------------------------
   CEO                     75%
   COO                     60%
   EVP                     50%
   CFO                     50%
   SVP                     45%
   Grades 19 and 20        40%
   Grades 17 and 18        35%
   Grades 14, 15 and 16    30%
   Grade 13                25%
   Grade 12                20%
   Grade 11                15%

-------------------------------
*In all cases, the salary range midpoint used in determination of the individual Guideline Incentive Award is the midpoint of the Participant's Hay point/grade under the salary administration program in effect on the last day of the final pay period of the current Plan Year.


                                   ARTICLE IV
                        Determination of Incentive Award

   For each Plan Year, the CEO, and if so delegated, other members of the Executive Team will determine the appropriate methodology for including Company, business unit, team and individual performance in the Incentive Award computations for such year. While Company Performance shall always be included in the computation, the other factors may or may not be included as deemed appropriate by the Executive Team. With respect to the CEO, the methodology to be used will be determined by the Compensation Committee. The Company and, as necessary, the Business Unit, Team and Individual Performance Factors shall be determined as follows:

   4.1  Determination of Company Performance Factor.

      (a) Assessment Process. For each Plan Year, the Compensation Committee shall determine the annual performance goal(s) for the Company based on one or more factors, which the Compensation Committee, in its sole discretion, shall determine are applicable.

      (b) Determination of Performance Factor. After the end of each calendar year, the Compensation Committee shall determine the extent to which the performance goals have been met and the appropriate Company Performance Factor, from 0% to 200%, that is appropriate with the varying levels of performance for each goal.

   4.2  Determination of Business Unit and Team Performance Factors.

      (a) Assessment Process. The CEO, and if so delegated, other members of the Executive Team shall determine the annual business unit performance goal(s) and the applicable levels of performance based on one or more factors. Business unit leaders will establish annual performance goal(s) for any teams within their respective business units.
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      (b) Determination of Performance Factors.  After the end of each calendar year, the CEO, and if so delegated, other members of the Executive Team shall determine the extent to which the business unit performance goals have been met and the appropriate Business Unit Performance Factor, from 0% to 200%, that is appropriate with the varying levels of performance for each goal. Business unit leaders will similarly evaluate the performance of any teams to determine the appropriate Team Performance Factor.

   4.3  Determination of Individual Performance Factors.

      (a) Recommended Assessment Process. The recommended individual performance assessment process is briefly outlined as follows:

         (1) Prior to the beginning of each calendar year or other appropriate time, each Participant and his/her manager will agree on major performance targets, goals or objectives to be attained during the calendar year. The targets, goals or objectives may also be related to an individual's participation on a work team.

         (2) Progress toward attainment of the targets, goals or objectives will be formally reviewed on a periodic basis.

         (3) At the end of the year, the manager will assess the degree to which the stated performance objectives have been achieved, keeping in mind environmental or circumstantial changes that may have affected the original targets, goals or objectives. Specifically consideration should be given to:

            (i)   Level of contributions relative to peers.

            (ii)  Degree of difficulty of performance targets.

            (iii) Reaction to unanticipated changes in the business environment.

            (iv)  Unplanned contributions.

            (v)   Team performance, as appropriate.

         (4) While the level of performance for the Plan should be based primarily on annual goals and objectives, the performance factors utilized for this program should be consistent with appraisals used for the purposes of salary administration as updated to reflect performance since the last appraisal.

         (5) The performance appraisal should be documented. The documentation should identify the performance targets, the assessment of individual performance against the targets, and any other significant information to support the recommendation.
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      (b) Determination of Performance Factor.  Each Participant's Individual
   Performance Factor should be determined based upon the individual performance assessment as outlined below:

   Individual Performance     Adjustment to Individual
   Assessments                Performance Components
   ----------------------     ------------------------
   Exceed all performance targets       150% to 200%
   Exceed most performance targets      115% to 145%
   Met most performance targets          90% to 110%
   Met some/few performance targets      50% to 85%*
   Completely unacceptable performance       0%

   ------------------------------------
   *All assessments should be multiples of 5%.

      (c) Approval of Performance. Approval of Participant's individual performance shall be as follows:

         (1) The individual performance assessment of the CEO will be determined by the Compensation Committee and approved by the Board of Directors.

         (2) The individual performance assessment of each Executive Team member other than the CEO will be determined by his or her manager. Such assessments will be approved by the CEO and, where appropriate, the Chief Operating Officer of the Company.

         (3) The individual performance assessment of all other Participants will be determined by their manager and approved by the appropriate member of the Executive Team.


                                   ARTICLE V
                 Forfeiture and/or Proration of Incentive Award

   5.1 Forfeiture. If a Participant terminates employment with the Company before March 1 after the performance year for any reason other than retirement he or she will not receive an award for the preceding Plan Year.

   5.2 Proration. An Incentive Award will be prorated to reflect participation for a portion of the Plan Year for a Participant whose employment status changed during the year due to retirement or an approved leave of absence. New hires and part-time employees also receive a prorated award.


                                   ARTICLE VI
                Timing, Form of Payment, and Deferral of Awards

   6.1 Timing and Form of Payment. Upon approval of the individual Incentive Awards for the CEO and each other member of the Executive Team and the aggregate amount of all Incentive Awards for the Plan Year by the Board of Directors or, if so delegated, the Compensation Committee, and subject to Section 6.3 hereof, payment of the individual awards will be made in cash less the withholding of appropriate taxes. Payment will be made not later than March 15th of the calendar year following each Plan Year.
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   6.2  Deferral of Awards.

      (a) Deferral by Participant. Certain executives may elect to defer their Incentive Award under the terms of the Sun Company, Inc. Deferred Compensation Plan.

      (b) Deferral by Committee. Each year in conjunction with the granting of an Annual Incentive Award to a Participant in this Plan, the Compensation Committee, in its sole discretion, may cause all or a portion of such Annual Incentive Award to be deferred under the terms of the Sun Company, Inc. Deferred Compensation Plan. Any portion of the Annual Incentive Award which is deferred, shall be credited to a Participant's account under the Deferred Compensation Plan at the time the bonus would otherwise have been paid had no Compensation Committee action to defer been taken.

   6.3  Awards of Common Stock Units.

      (a) At the direction of the Compensation Committee, a component of each Participant's Incentive Award may be paid in Common Stock Units. The number of Common Stock Units to be issued pursuant to this Section 6.3 shall be determined by dividing:

         (1) the amount of the Incentive Award to be paid in Sun Stock or Common Stock Units; by

         (2) the average closing price for Sun Stock as reported on the New York Stock Exchange - Composite Transactions for the ten (10) day period prior to the date the bonus is to be paid.

      (b) All tax withholding will be satisfied from the remaining portion of the Incentive Award which is paid in cash.


                                  ARTICLE VII
                               Change in Control

   7.1 Effect of Change in Control. The terms of this Article VII shall immediately become operative, without further action or consent by any person or entity, upon a Change in Control, and once operative shall supersede and control over any other provisions of this Plan.

   7.2 Acceleration. Upon the occurrence of a Change in Control, the CIC Incentive Award shall be payable in cash within thirty (30) days of the occurrence of a Change in Control (or as soon as it is practicable to determine the appropriate performance factors under Subsection (a) below) to all CIC Participants. Such award shall be calculated according to the terms of the Plan, except as follows:

      (a) The Company and, as necessary, the Business Unit and Team Performance Factors shall be determined based upon the performance from January 1 through the end of the most recent quarter (prior to the Change in Control) for which the Company has reported its earnings to the public. Notwithstanding the methodology established by the CEO or the Compensation Committee for the Plan Year, there shall be no adjustment for Individual Performance Factors in the determination of the CIC Incentive Award. If a specified percentage of the Guideline Award was to be based upon individual performance, such percentage will be adjusted using the weighted average of the Company and, as necessary, Business Unit and Team Performance Factors which were used to determine the non-individual performance components of the CIC Participant's award.
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      (b) The amount of the CIC Incentive Award shall be equal to the respective annual Guideline Incentive Award adjusted to reflect Company and, as necessary, Business Unit and Team Performance Factors (calculated in accordance with subsection (a) herein), multiplied by the number of full and partial months in the CIC Short Period divided by twelve (12). Such result shall be further adjusted to reflect participation for only a portion of the CIC Short Period in accordance with Section 5.2.

      (c) Notwithstanding the provisions of Section 8.3 hereof, effective upon a Change in Control, no action by the Compensation Committee or the Board of Directors may terminate or reduce the benefits or prospective benefits of any CIC Participant on the date of reference without the express written consent of such CIC Participant.

   7.3 Attorney's Fees. The Company shall pay all reasonable legal fees and related expenses incurred by a participant in seeking to obtain or enforce any payment, benefit or other right such participant may be entitled to under the Plan after a Change in Control; provided, however, that the participant shall be required to repay any such amounts to the Company to the extent a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the position taken by the participant was frivolous or advanced in bad faith.


                                  ARTICLE VIII
                                 Miscellaneous

   8.1 Funding of Plan. In a meeting to be held not later than December 31st of each Plan Year, the Compensation Committee may determine, by appropriate resolution, an estimate of the amount of monies, if any, that should be set aside for the current Plan Year for payment to Participants in the following calendar year.

   8.2 Construction. Nothing in this Plan or in any agreement or other instrument executed pursuant thereto shall be construed as conferring upon any Participant the right to receive executive incentive compensation or to be continued in the employ of the Company and any rights conferred by this Plan may not be transferred, sold, assigned, pledged, anticipated or otherwise disposed of other than by will or intestate laws.

   8.3 Amendment. This Plan may be amended at any time by the Compensation Committee and may be terminated in whole or in part at any time by the Board of Directors (except as set forth in Section 7.2(c)).